Exhibit 99.1

Senomyx Announces First Quarter 2017 Financial Results

SAN DIEGO, CA – April 27, 2017 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, today reported financial results for the first quarter ended March 31, 2017.

Highlights from the first quarter include:

●	Commercial revenues increased 26% and direct sales increased 250% over the first quarter of 2016
●	Natural high intensity sweetener, siratose, introduced
●	Regulatory authorization received for commercialization of a new cooling flavor ingredient

“Senomyx is off to a good start in 2017,” stated John Poyhonen, President and Chief Executive Officer of the Company. “We exceeded our financial guidance for the first quarter of 2017 and are well-positioned to meet key commercial revenue, business development and R&D goals. During the first quarter, we grew direct sales to well over twice that of our previous highest quarter, we advanced business development discussions on siratose, our lead natural high intensity sweetener, and we received regulatory authorization to commercialize a new cooling flavor ingredient.”

Operational Results:

In March, the Company introduced its new natural high intensity sweetener under the common or usual name of siratose and made important disclosures related to the plant source, the expected manufacturing process and anticipated development timeline for siratose. The siratose disclosures have facilitated the Company’s pursuit of new non-exclusive collaborative relationships for its natural sweet taste program that maximize the commercial potential and provide its collaborators with access to siratose and future natural product discoveries. “We have built a pipeline of about 20 excellent collaboration candidates and we remain confident in our ability to begin adding collaborators to our syndicate during 2017,” stated Poyhonen.

“On the development front, our newest cooling flavor ingredient, Coolmyx™ CL19, was determined Generally Recognized As Safe (GRAS) by the Expert Panel of the Flavor and Extract Manufacturers Association of the United States (FEMA) during the first quarter. The GRAS determination allows Senomyx to pursue commercialization in the U.S. and a number of other countries.  Coolmyx CL19 provides a clean, long lasting cooling taste profile and we will initially pursue beverages, confectionary, and oral healthcare products as the target market. Third parties are currently evaluating this cooling flavor and we are considering a broad range of strategic options for commercialization,” Poyhonen concluded.

“Direct sales of Senomyx’s Complimyx® flavor ingredient offerings grew to record levels during the first quarter with revenues increasing by over 250% compared to the same quarter of the prior year,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “We continue to earn new business with world-class flavor house customers and their forecasts for future use of our flavor ingredients is promising. During the first quarter, we announced that we had filled a newly created position, senior director of sales, to lead our sales organization in the field and we have added an experienced flavor ingredient broker with a proven track record to represent Senomyx in Asia and Oceania. We remain enthusiastic about the positive impact we anticipate these steps will have on our direct sales efforts going forward.”

Financial Results:

Commercial revenues increased 26% to $2.6 million in the first quarter ended March 31, 2017. This improvement primarily resulted from higher direct sales of flavor ingredients to flavor houses and higher royalties from sweet taste boosting ingredients. These increases were partially offset by a $500,000 one-time commercial milestone earned in the first quarter of 2016 related to the cooling taste program.

Development revenues decreased to $1.8 million in the first quarter ended March 31, 2017. This decrease was primarily due to the July 2016 contractual conclusion of the research and development funding period under the sweet taste program collaboration with Firmenich.

Research, development and patent expenses decreased $1 million to $4.4 million for the first quarter ended March 31, 2017. The reduction in expenses is primarily due to lower personnel-related expenses partially offset by higher outsourced development activities associated with Sweetmyx® FS22, the Company’s next generation sweet taste booster. Selling, general and administration expenses were consistent with prior year at $3.1 million for the first quarter ended March 31, 2017. Included in these first quarter 2017 R&D and SG&A expenses were approximately $800,000 in non-cash, stock-based compensation expenses.

The net loss for the first quarter 2017 was $3.4 million or $0.07 per share.

Senomyx ended the first quarter 2017 with no debt and $10.1 million in cash. Accounts payable decreased by $1.4 million during the first quarter. At the end of the first quarter, the Company had $5.5 million in accounts receivable, of which $5.0 million is anticipated to be received during the second quarter. In addition to these accounts receivable amounts, the Company is currently scheduled to receive $15.8 million in committed development funding in the future.

Second Quarter 2017 Outlook:

For the second quarter of 2017, the Company expects:

●	Revenues to be at least $4.6 million, of which at least $2.7 million are commercial revenues; and
●	Net loss not to exceed $3.3 million or $0.07 per share

Conference Call:

Senomyx will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) Thursday, April 27, 2017 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 97603082.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, regarding our projected financial results and anticipated financial condition in 2017, statements regarding new collaboration agreements and the anticipated funding we may receive, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies such as PepsiCo and Firmenich are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow) Contact:
Tony Rogers Senior Vice President & Chief Financial Officer
Senomyx, Inc.
858-646-8304
tony.rogers@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
Revenues:
Development revenues	$1,846	$4,178
Commercial revenues	2,620	2,072
Total revenues	4,466	6,250

Operating expenses:
Cost of commercial revenues	421	220
Research, development and patents (including $297 and $502, respectively, of non-cash stock-based compensation)	4,427	5,432
Selling, general and administrative (including $496 and $648, respectively, of non-cash stock-based compensation)	3,066	3,036
Total operating expenses	7,914	8,688

Loss from operations	(3,448)	(2,438)

Other income	12	19

Net loss	$(3,436)	$(2,419)

Basic and diluted net loss per share	$(0.07)	$(0.05)

Weighted average shares used in computing basic and diluted net loss per share	45,842	44,597

Condensed Balance Sheets

(in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$10,148	$12,363
Other current assets	8,468	8,670
Property and equipment, net	2,874	2,731
Total assets	$21,490	$23,764

Accounts payable, accrued expenses and other current liabilities	$4,138	$5,490
Deferred revenues	10	14
Deferred rent	1,743	1,886
Leasehold incentive obligation	1,517	1,572
Stockholders’ equity	14,082	14,802
Total liabilities and stockholders’ equity	$21,490	$23,764